EXHIBIT 10.67

LOAN AGREEMENT

This Loan Agreement (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) is entered into as of November 26, 2008 (the “Agreement Date”), by and between Micron Technology, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. (the “Borrower”), and Inotera Memories, Inc., a company incorporated under the laws of the Republic of China (the “Lender”).

RECITALS

A. WHEREAS, the Lender has committed to provide financing to the Borrower for general corporate purposes per a Commitment Letter dated October 11, 2008 (such letter along with any supplement thereto, the “Commitment Letter”).

B. WHEREAS, to fulfill the Lender’s obligations under the Commitment Letter, the Lender hereby agrees, subject to the terms and conditions set forth herein, to extend a short-term loan facility to the Borrower and the Borrower hereby agrees to borrow the same from the Lender, subject to the terms and conditions set forth herein.

C. WHEREAS, as a condition set forth in the Commitment Letter, the consummation of the 2nd Closing (as defined below) under the Share Purchase Agreement (as defined below) is a condition precedent to the Lender’s performance of its obligation of extending the Loan (as defined below).

D. WHEREAS, the Lender shall, subject to the terms of this Agreement, be and remain the holder of the Loan and agrees that the Loan is intended to satisfy the requirements of Section 881(c)(2) of the Internal Revenue Code and Section 1.871-14 of the Treasury Regulations.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.

1.1 Defined Terms.

“Account Receivable” means all present and future rights, title, remedies and claims which the Borrower has or may have from time to time with respect to the quarterly license fees set forth on Schedule 4 to the TTLA that become due after the Agreement Date.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Agreement Date” shall have the meaning set forth in the preamble of this Agreement.

“Applicable Law” means any applicable laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.

“Borrower” shall have the meaning set forth in the preamble of this Agreement.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in the ROC are authorized or required by Applicable Law to be closed.

“Confidential Information” shall have the meaning set forth in Section 10.14(a) of this Agreement.

“Commitment Letter” shall have the meaning set forth in the Recitals to this Agreement.

“Control” (whether or not capitalized) means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members, shareholders or other equity holders of such Person or power to control the composition of a majority of the board of directors or like governing body of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Drawdown Date” means the date on which the Lender transfers the proceeds of the Loan to the Borrower.

“Event of Default” means any of the events described in Section 9.1 of this Agreement.

“GAAP” means generally accepted accounting principles, consistently applied for all periods at issue.

“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, municipality, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Interest Period” means three (3) months.

“Lender” shall have the meaning set forth in the preamble of this Agreement.

“Loan” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Loan Documentation” means this Agreement and the Pledge Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)           subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)           if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)           if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“NTC” means Nanya Technology Corporation, a company incorporated under the laws of the ROC.

“Permitted Liens” means (a) liens for taxes not yet delinquent or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established to the extent required by U.S. GAAP; (b) liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; and (c) liens in favor of the Lender; provided that, in the case of a lien described in the foregoing clause (a) or (b), such lien does not have priority over the liens granted to the Lender under the Pledge Agreement.

“Person” means any natural person, corporation, joint stock company, limited liability company, association, partnership, firm, joint venture, organization, business, trust, estate or any other entity or organization of any kind or character.

“Pledge” shall have the meaning set forth in Section 5.1 of this Agreement.

“Pledge Agreement” shall have the meaning set forth in Section 5.1 of this Agreement.

“Pledged Account Receivable” shall have the meaning set forth in Section 5.1 of this Agreement.

“Potential Event of Default” means any event or circumstance that with the giving of notice or the passage of time (or both) would constitute an Event of Default.

“ROC” means the Republic of China.

“Share Purchase Agreement” means the Share Purchase Agreement, dated October 11, 2008, entered into by and among the Borrower, the Micron Semiconductor B.V., Qimonda AG and Qimonda Holding B.V. for the sale and purchase of certain shares in the Lender.

“Subsidiary” means with respect to any specified Person, any other Person that, directly or indirectly, including through one or more intermediaries, is controlled by such specified Person.

“Tax” includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof.

“Term” shall have the meaning set forth in Section 10.4 of this Agreement.

“TTLA” means the Technology Transfer and License Agreement for 68-50NM Process Nodes, made and entered into as of April 21, 2008, by and between the Borrower and NTC, as amended, amended and restated, modified or otherwise supplemented from time to time.

“2nd Closing” shall have the meaning set forth in Section 2.4 of the Share Purchase Agreement.

1.2 Certain Interpretive Matters.

(a) Unless the context requires otherwise, (i) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with ROC GAAP, (iii) words in the singular include the plural and vice versa, (iv) the term “including” means “including without limitation,” and (v) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof.  Unless otherwise denoted, all references to “$” or dollar amounts will be to lawful currency of the United States of America.  All references to “day” or “days” mean calendar days.

(b) No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which (i) such party or its counsel participated in the drafting thereof, or (ii) such provision is inconsistent with any prior draft of this Agreement or such provision.

2.  TERMS OF LOAN AND REPAYMENT.

2.1 Provision of Loan.

(a) Subject to the terms and conditions of this Agreement, immediately following the 2nd Closing, the Lender shall make available a loan facility to the Borrower and the Borrower agrees to borrow in the principal amount of eighty five million U.S. dollars ($85,000,000) (the “Loan”).

(b) Subject to the Borrower's satisfaction or the Lender’s waiver of the conditions set forth in Section 2.1(c) and Article 6 of this Agreement, the Lender shall make the entire principal amount of the Loan available to the Borrower on the Drawdown Date (which shall be a Business Day) by wire transfer to the account designated by the Borrower in a written drawing notice in form substantially as Exhibit A hereto.

(c) Conditions of Drawing.  The drawing of the Loan is also subject to the following conditions:

(i) Delivery of a drawing notice is made by the Borrower not later than 12:00 noon (Taipei time) on second (2nd) Business Day before the scheduled Drawdown Date (or at such time as the Lender may approve); and

(ii) On or prior to the Drawdown Date, the Lender shall have received the evidence of consummation of the 2nd Closing.

2.2 Maturity of the Loan.  The Borrower shall repay the Loan in full on the last day of the period of six (6) months commencing from the Drawdown Date, unless the Loan is accelerated pursuant to this Agreement.

2.3 Use of Proceeds.  All proceeds of the Loan shall be used for general corporate purposes.

2.4 Repayment Mechanics.  All repayments hereunder shall be made by wire transfer of such amounts in immediately available funds denominated in U.S. dollars to the Lender, at such place and to such account as the Lender shall designate in a written notice to the Borrower.  Payments shall be credited first to costs and expenses due and payable hereunder (including the costs incurred under Sections 9.3), then to the accrued interest then due and payable and the remainder applied to principal.  The Loan may be prepaid, without penalty or premium, in whole or in part from time to time, provided that:

(a) Notice: the Borrower shall have given the Lender not less than three (3) Business Days’ (or such shorter period as may be agreed between the Borrower and the Lender) prior written notice specifying the amount to be prepaid and the date of prepayment; and

(b) Interest: the Borrower shall concurrently pay accrued and unpaid interest on the full amount of the Loan to be prepaid on the date of such prepayment.

2.5 Taxes.  (a)  All payments to be made by the Borrower to the Lender under the Loan Documentation shall be made free and clear of any deduction or withholding on account of any Taxes.  If the Borrower or any other person is required by any law or regulation to make any such deduction or withholding, the Borrower shall (i) pay such deducted or withheld amount to the applicable tax authorities and, promptly upon the Lender’s request, deliver to the Lender the certificate or receipt evidencing such payment and (ii) pay such additional amount as will ensure that the Lender receives and is entitled to retain, free and clear of any such deduction or withholding, the full amount which it would have received if no such deduction or withholding had been required.  Without limiting the foregoing, if the Lender or any other person on the Lender's behalf is required by any law or regulation to make a payment on account of any such withholding Tax or incurs any liability in respect thereof, the Borrower shall, within ten (10) Business Days after demand by the Lender (which demand shall provide a calculation in reasonable detail of such payment), indemnify the Lender against such payment or liability and any interest, penalty or expense payable or incurred in connection therewith.  The obligations of the Borrower under this Section 2.5(a) are subject to (i) the Lender executing any applicable tax withholding forms (Form W-8BEN or its equivalent or any other form prescribed by law as a basis for claiming exemption from or reduction in withholding tax) as reasonably requested by the Borrower or the United States Internal Revenue Service for United States taxation purposes, together with such supplementary documentation necessary to allow the Borrower to determine whether the withholding or deduction is required to be made and (ii) the representation and covenant contemplated by Section 10.13 being true and complied with. The Lender agrees to use  its commercially reasonable efforts, at the cost and expense of the Borrower, to otherwise assist the Borrower to obtain the exemption status for any such deduction or withholding.  Nothing in this Section 2.5 shall require the Borrower to make any payment on or indemnify the Lender for any Taxes imposed on or measured by the Lender’s overall net income (however denominated) and franchise Taxes imposed on the Lender under applicable ROC laws.

(b)  If the Lender determines that it has received a refund of, or reduction in its liability for, any Taxes as a result of amounts paid or withheld by the Borrower pursuant to this Section 2.5, the Lender shall pay over such refund or reduction to the Borrower (but only to the extent of the amounts paid or withheld by the Borrower under this Section 2.5 with respect to the Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund or reduction), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower to the Lender in the event the Lender is required to repay such refund or reduction to such Governmental Entity.  This Section 2.5 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other person.

3. INTEREST

3.1 Calculation of Interest.  The rate of interest on the Loan for each Interest Period shall be the percentage rate per annum, which is the aggregate of the applicable three-month LIBOR and a margin of two percent (2%), rounded up to the nearest fourth decimal point.  For the purpose of this Section 3.1, LIBOR shall mean (a) the British Bankers’ Association’s London Interbank Offered Rate for U.S. dollars for a tenor equal to (or most comparable to) the Interest Period displayed on the Reuters Screen Page 3750 at 11:00 a.m. (Taipei time) on the date which is two (2) Business Days prior to the commencement of the applicable Interest Period or (b) if the rate specified in clause (a) is not available for any reason, the offer rate for U.S. dollars for a tenor equal to (or most comparable to) the Interest Period displayed on Reuters Screen Page TAIFX3 at 11:00 a.m. (Taipei time) on the date which is two (2) Business Days prior to the commencement of the applicable Interest Period.

3.2 Interest Period.  The initial Interest Period shall commence on the Drawdown Date, with each successive Interest Period commencing on the last day of the prior Interest Period.

3.3 Payment of Interest.  The Borrower shall pay accrued interest in arrears on the Loan on the last day of each Interest Period, and the amount of interest shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day of such Interest Period) and a year of three hundred and sixty (360) days.

3.4 Past Due Rate.  If the Borrower fails to pay any amount payable by it under the Loan on its due date, past due interest shall accrue on such unpaid amount at the rate of 10% per annum from the due date up to the date of actual payment of the unpaid amount (both before and after judgment).  The Borrower shall pay past due interest (if unpaid) accruing on an unpaid sum at the end of each Interest Period applicable to that unpaid sum or on demand of the Lender.

4. RESERVED

5. PLEDGE AND SECURITY INTEREST.

5.1 Pledge of the Account Receivable.  Without prejudice to the Lender’s right toward the Borrower under this Agreement, as security for the performance in full of the obligations of the Borrower under this Agreement, the Borrower and the Lender shall enter into an account receivable pledge agreement in the form and substance attached hereto as Exhibit B (the “Pledge Agreement”) and the Borrower shall create a first priority security interest, subject to Permitted Liens, of a pledge in favor of the Lender (the “Pledge”), in the rights, title and interests in and to (i) all of the Account Receivable, and (ii) all rights and privileges of the Borrower with respect to the Account Receivable, all proceeds, income and profits thereof and all property received in addition thereto, in exchange or substitution therefore (items (i) and (ii) collectively, the “Pledged Account Receivable”).

6. CONDITIONS PRECEDENT.

The Lender shall only be obligated to provide the Loan when each of the following conditions has been satisfied:

(a) The Lender shall have received this Agreement duly executed and delivered by the Borrower.

(b) All representations and warranties made by the Borrower in this Agreement shall be true and correct in all material respects with reference to the facts and circumstances then subsisting.

(c) The Lender shall have received the Pledge Agreement, duly executed and delivered by the Borrower, granting to the Lender, for its benefit, a security interest in the Pledged Account Receivable described therein together with such financing and assignment documents as provided in the Pledge Agreement and evidence satisfactory to the Lender with respect to the Lender’s first priority security interest in the Pledged Account Receivable.

(d) The Lender shall have received certified copies of all action taken by the Borrower authorizing the execution, delivery and performance of the Loan Documentation.

(e) Completion of creation and perfection of the Pledge, which shall be evidenced by any notices and acknowledgements required to perfect or give effect to the security created under the Loan Documentation, including, but not limited to, the written notification issued by the Borrower to NTC and the written acknowledgment issued by NTC, both in the form as set out in the Pledge Agreement.

(f) No Event of Default or Potential Event of Default shall have occurred and be continuing.

(g) The requirements set out in Section 2.1(b) and (c) are fully complied with.

7. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lender that each of the representations, warranties and statements contained in the following Sections of this Article 7 is true and correct as of the Agreement Date.

7.1 Organization; Good Standing and Qualification. The Borrower is a corporation duly incorporated and validly existing under the laws of the State of Delaware.  The Borrower has all requisite corporate power and authority to own, lease and operate its properties and assets that it currently owns, leases or operates and to carry on its business as now conducted and as presently proposed to be conducted.

7.2   Authorization.  All corporate action on the part of the Borrower, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Loan Documentation and the performance of all obligations of the Borrower hereunder has been taken.  Each of the Loan Documentation constitutes a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.3 Governmental Consents.  Other than (a) foreign investment approval from the Investment Commission of the ROC Ministry of Economic Affairs and (b) anti-competition approvals under Applicable Law, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity on the part of the Borrower is required in connection with the consummation of the transactions contemplated by the Loan Documentation except as have been made or obtained (it being understood that no representation or warranty is being made as to any such consents, approvals, orders, authorizations, registrations, qualifications, designations or filings which may be required in connection with the exercise by Lender of any of its rights and remedies against the Collateral).

7.4 Ownership of the Account Receivable.  The Borrower is the sole legal and beneficial owner of the Account Receivable, which is free and clear of any set-off, lien, security interest, charge, encumbrance or claim, other than Permitted Liens, and the Borrower has the corporate power and capacity to execute, deliver and perform the Loan Documentation and to create the Pledge in favor of the Lender.

7.5 Effective Pledge.  The implementation of provision of Article 5 of this Agreement and provisions of the Pledge Agreement and the delivery of requisite notices to NTC will be effective to create in favor of the Lender a valid, binding and enforceable security interest in all of the Borrower’s rights, title and interests in the Pledged Account Receivable, and constitute a fully perfected first and prior security interest, lien, in all right, title and interest of the Borrower in such collateral, superior in right to any liens which any third Person may have against such collateral or interests therein.

8. COVENANTS.

So long as any amount under the Loan Documentation is outstanding, the Borrower hereby agrees to:

8.1 Necessary Acts.  Upon request by the Lender, do or procure the doing of all such acts and execute or procure the execution of all such documents as the Lender may reasonably consider necessary for giving full effect to the Loan Documentation or securing to the Lender the full benefits of all rights, powers and remedies conferred upon the Lender in the Loan Documentation.

8.2 Notification of Defaults.  Promptly notify the Lender upon the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, the Treasurer or General Counsel of the Borrower obtaining knowledge of the occurrence of any default or Event of Default hereunder.

9. EVENTS OF DEFAULT.

9.1 Events of Default.  The occurrence and continuance of any of the following shall constitute an Event of Default under this Agreement:

(a) the Borrower’s failure to make any payment of principal, interest or any other amount payable hereunder when due under the Loan Documentation and such failure continues unremedied for three (3) Business Days in the case of payments of principal or five (5) Business Days in the case of interest or any such other amount;

(b) the Borrower’s failure to perform any of its material obligations or covenants under the Loan Documentation, in the case only of a failure which is capable of remedy and is not to pay money, such failure is not cured within thirty (30) days (or such longer period as the Lender may approve) after receipt of written notice from the Lender requiring it to do so;

(c) any representation, warranty or statement made or deemed to be made by the Borrower in the Loan Documentation is or proves to have been incorrect or misleading in any material respect when made;

(d) the filing of a petition by or against the Borrower under any provision of any law relating to bankruptcy, insolvency or other relief for debtors, and in the case of any such petition filed against the Borrower, such petition remains unstayed or undismissed for a period of 60 days; or appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of the Borrower; or the insolvency of the Borrower; or the making of a general assignment for the benefit of creditors by the Borrower; or

(e) any Loan Documentation, once executed and delivered, ceases to be in full force and effect or ceases to be effective to create the security interest; and

(f) any actual or asserted invalidity or unenforceability by the Borrower of the Pledge.

9.2 Remedies.  Upon the occurrence and during the continuance of any Event of Default, the Lender, at its option, may:  (i) by notice to the Borrower, declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon and all other amounts payable hereunder to be immediately due and payable, whereupon the unpaid principal amount of the Loan, all such interest and all such other amounts shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, provided that if an event described in Section 9.1(d) above shall occur, without the giving of any such notice, (ii) upon acceleration of the Loan, exercise its rights under the Pledge Agreement, and (iii) upon acceleration of the Loan and other than with respect to the Collateral (as defined in the Pledge Agreement), exercise any or all of the rights and remedies available to the Lender under Applicable Law.

9.3 Costs.  The Borrower agrees to pay on demand all of the losses, costs and expenses (including reasonable attorneys' fees and disbursements) that the Lender incurs in connection with enforcement of the Loan Documentation, the protection or preservation of the Lender's rights under the Loan Documentation or collection of amounts due under the Loan Documentation, whether by judicial proceeding or otherwise.  Such costs and expenses include those incurred in connection with any refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

9.4 Waivers.  Except as otherwise set forth herein or in the Loan Documentation, the Borrower hereby waives diligence, demand, presentment, protest or notice of any kind in connection with the Lender exercising its rights and remedies upon the occurrence and during the continuance of an Event of Default.  The Borrower agrees to make all payments under the Loan Documentation without setoff (except as may be requested by the Lender) or deduction and regardless of any counterclaim or defense.

10. GENERAL PROVISIONS.

10.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight or recognized international carrier or when delivered by hand, or (c) delivery in person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Borrower, to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho  83716-9632
Fax:  (208) 363-1309
Attention: General Counsel

With a copy to:

Micron Technology, Inc.
8000 South Federal Way

Boise, Idaho  83716-9632
Fax:  (208) 368-4095
Attention: Treasurer
With a copy to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California  94304
           Fax:   (650) 493-6811
           Attention: John A. Fore, Esq.

(b) if to Lender, to:

Inotera Memories Inc.
Hwa-Ya Technology Park
667, Fuhsing 3rd Road
Kueishan, Taoyuan
Taiwan, R.O.C.
           Fax:  886-3-327-2988 Ext. 3385
           Attention:  General Counsel

10.2 Waiver.  The failure at any time of a party hereto to require performance by the other party or parties of any responsibility or obligation required by this Agreement shall in no way affect the first party’s right to require such performance at any time thereafter, nor shall the waiver by a party hereto of a breach of any provision of this Agreement by the other party or parties constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

10.3 Assignment.  This Agreement or any right or obligation hereunder, is not assignable, delegable or otherwise transferable by any party, either voluntarily, by operation of law, or otherwise, without the prior written consent of the other parties (which consent may be withheld in its sole discretion). Any such purported assignment or transfer not in accordance with this Section 10.3 shall be null and void.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and their successors and assigns. The transfer of any right or obligation hereunder by the Lender shall be effected only by the surrender of the Loan, and either the reissuance by the Lender of the Loan to a new borrower or the issuance by the Lender of a new loan instrument to a new borrower.  The Lender represents to the Borrower that, except as otherwise permitted by this Section 10.3, it is and will remain the holder of the Loan.  This provision is intended to satisfy the requirements of Section 881(c)(2) of the Internal Revenue Code and Section 1.871-14 of the Treasury Regulations.

10.4 Term.  The terms of the Agreement shall commence from the Agreement Date and end on the date upon which all the Borrower's obligations and liabilities under this Agreement have been irrevocably performed or discharged in full (the “Term”).

10.5 Amendment.  This Agreement may not be amended or modified without the written consent of all parties hereto.

10.6 Third Party Rights.  Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

10.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the ROC, without giving effect to its conflict of laws principles.

10.8 Jurisdiction; Venue.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the Taipei District Court, located in Taipei, Taiwan, and each of the parties hereto hereby consents and submits to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

10.9 Headings.  The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

10.10 Entire Agreement.  This Agreement, together with the Exhibits hereto and the agreements and instruments referred to herein, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

10.11 Severability.  Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force and effect in all other respects.  Should any provision of this Agreement be or become ineffective because of changes in Applicable Law or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby.  If such circumstances arise, the parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

10.12 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.13 Lender Representation and Covenant. The Lender hereby represents and warrants that it is not a ten percent (10%) shareholder (as that term is defined in Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower on the Agreement Date and hereby agrees that it will not become a ten percent (10%) shareholder during the Term of the Loan.

10.14 Confidential Information.

(a) The parties hereby acknowledge that the terms and conditions of the Loan Documentation and the information requested to be disclosed herein which is not available to the public shall be considered confidential information (collectively, the “Confidential Information”), and the parties agree that the term Confidential Information includes (i) on the part of the Borrower, any information received from the Lender under, pursuant to or in connection with the Loan Documentation or the transactions contemplated thereby, and (ii) on the part of the Lender, any information received from the Borrower under, pursuant to or in connection with the Loan Documentation or the transactions contemplated thereby.  The parties shall not disclose any Confidential Information to any third party except in accordance with the provisions of this Section 10.14.  Notwithstanding the foregoing, the term "Confidential Information" shall not include information that (i) is or becomes published or otherwise generally available to the public through no fault or omission of the applicable party or any of its Affiliates, employees, lenders, accountants or attorneys, (ii) was available to the applicable party on a non-confidential basis prior to its disclosure to such party pursuant to the Loan Documentation or (iii) becomes available to the applicable on a non-confidential basis from a source other than the other parties.

(b) Notwithstanding the foregoing, any of the parties may disclose any of the Confidential Information to its Affiliates, employees, lenders, accountants and attorneys, in each case only where such Persons have the need to know and so long as such Persons agree to keep the information confidential in accordance with this Section 10.14.

(c) In the event that any of the parties is requested or becomes legally compelled (including without limitation, including by the Securities and Futures Bureau, Financial Supervisory Commission, Executive Yuan, ROC, the Taiwan Stock Exchange or the U.S. Securities Exchange Commission) to disclose the Confidential Information, such party, shall provide the other parties with prompt written notice of that fact before such disclosure is made and furnish for disclosure only that portion of the information which is legally required.

(d) Each of the Lender and the Borrower agrees that it will provide the other parties with drafts of any documents, press releases or other filings in which it is required to disclose the Confidential Information at least five (5) business days or such other period as required by law, whichever is shorter, prior to the filing or disclosure thereof, and that it will make any changes to such materials reasonably requested by the other parties to the extent permitted by Applicable Law.  If confidential treatment is requested by any of the other parties, the party seeking disclosure of the Confidential Information agrees to file a request on behalf of such other party and shall use its commercially reasonable efforts in responding to any comments by any such stock exchange or securities regulatory body or authority to cause such confidential treatment to be granted.

(e) Notwithstanding Section 10.4 provides otherwise, the obligations of this Section 10.14 with respect to any Confidential Information or with respect to any discussions or agreements between the parties shall survive and continue for five (5) years from the date of this Agreement.

(f) The Lender understands and agrees that the Borrower will file the Loan Documentation, as well as a summary of the Loan Documentation, with the U.S. Securities and

Exchange Commission (or any other Governmental Entity or regulatory body or stock exchange) and such filings will not be subject to the restrictions and procedures set forth in this Section 10.14.

[Signature Page Follows]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

MICRON TECHNOLOGY, INC.

By:	/s/ D. Mark Durcan
Name:	D. Mark Durcan
Title:	President and Chief Operating Officer

[SIGNATURE PAGE TO LOAN AGREEMENT BETWEEN MICRON TECHNOLOGY, INC. AND INOTERA MEMORIES, INC.]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

INOTERA MEMORIES, INC.

By:	/s/ Charles Kau
Name:	Charles Kau
Title:	President

[SIGNATURE PAGE TO LOAN AGREEMENT BETWEEN MICRON TECHNOLOGY, INC. AND INOTERA MEMORIES, INC.]